3DIcon’s CEO Mark Willner Issues Letter to Shareholders

TULSA, OK -- (Marketwired) -- 04/23/13 -- 3DIcon Corporation (OTCQB: TDCP), a developer of volumetric, three-dimensional projection display technologies, today announced that its CEO, Mr. Mark Willner, has issued a new Letter to Shareholders.

In the letter, Mr. Willner brings shareholders up-to-date on the recent progress the Company has made in the development of its volumetric 3D display technology. He goes on to describe a proposal that the Company has recently made to the State of Oklahoma for grant funding and he provides an update on the Company's glasses-free flat screen 3D display and content strategy. To view the letter in full, please visit http://content.stockpr.com/tdcp/media/8ba1c3effffd282db59b5020bdbc3d97.pdf

About 3DIcon Corporation

3DIcon Corporation is a developer of projection 3D display technologies. The Company's patented volumetric 3D display technology, CSpace®, is being developed to produce 360-degree viewable, high-resolution, color images, and is intended for use in government and industrial applications such as air traffic control, medical imaging, automotive & aerospace design, geological visualization, weather visualization, battle space visualization, and cargo / baggage / people scan visualization. The company also sells a software product, Pixel Precision®, a simple-to-use image creation / manipulation tool for engineers developing systems based on Texas Instruments' DLP® line of products. For more information please visit www.3dicon.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:
3DIcon Corporation
Judy Keating
918-494-0509

Source: 3DIcon Corporation

Released April 23, 2013